UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 29, 2011

VYSTAR CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	000-53754	20-2027731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3235 Satellite Blvd., Building 400, Suite 290, Duluth GA		30096
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(770) 965-0383

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 29, 2011, the Company executed and delivered to CMA Investments, LLC, a Georgia limited liability company (“CMA”), a Promissory Grid Note with a principal amount of up to $800,000 (“the “Note”).  Pursuant to the terms of the Note, the Company may draw up to a maximum principal amount of $800,000.  Interest on amounts drawn and fees will be paid by an affiliate of Joseph C. Allegra, M.D., a director of the Company, to CMA.  Pursuant to an agreement between the Company and such affiliate, the Company will issue common stock to such affiliate with a value equal to such interest and fees paid based on the closing price of the common stock on the OTC Bulletin Board on the date of such payments.

Other terms of the Note include:

•	The Note is unsecured;
•	No payments of principal are due until the second anniversary of the Note, at which time all outstanding principal is due and payable; and
•	The Note is subordinated to the Company’s outstanding $3,000,000 Loan and Security Agreement with Topping Lift Capital LLC.

CMA is a limited liability company of which Joseph C. Allegra, M.D., J. Douglas Craft and Michelle Y. Mangum, each a director of the Company, are the members.

In connection with the loan transaction, the Company issued warrants to purchase a total of 2.6 million shares of common stock at $.45 per share, the closing price of the common stock on the OTC Bulletin Board on April 29, 2011, to the participating directors. Such warrants vest based on the amount advanced to the Company pursuant to the Note.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Promissory Grid Note dated April 29, 2011, in a principal amount of up to $800,000 from Vystar Corporation to CMA Investments, LLC.

99.1	Press release dated May 2, 2011, regarding $800,000 line of credit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION

May 2, 2011	By:	/s/ Jack W. Callicutt
Jack W. Callicutt
Chief Financial Officer